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                                                                  EXHIBIT 99.2


                                 PRESS RELEASE

               BROOKE GROUP REACHES AGREEMENT WITH APOLLO HOLDERS
                                 OF BGLS NOTES


         Miami, FL, March 3, 1998 -- Brooke Group Ltd. (NYSE: BGL) announced today that its wholly-owned subsidiary, BGLS Inc., has entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (the "Apollo Holders"), who hold approximately 41.8% of the $232,864,000 principal amount of BGLS' 15.75% Senior Secured Notes due 2001. BGLS has made the interest payment due on January 31, 1998 to all holders of the BGLS Notes other than the Apollo Holders.

         Pursuant to the terms of the agreement, the Apollo Holders have agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due on July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an Event of Default under the Indenture for the BGLS Notes. In connection with the agreement, Brooke Group issued to the Apollo Holders a five-year warrant to purchase 2,000,000 shares of Brooke Group common stock at a price of $5.00 per share. The Apollo Holders were also issued a second warrant expiring October 31, 2004 to purchase an additional 2,150,000 shares of Brooke Group common stock at a price of $0.10 per share. The second warrant will become exercisable on October 31, 1999, and Brooke Group will have the right under certain conditions prior to that date to substitute for that warrant a new warrant for 9.9% of the common stock of Liggett Group Inc.

         Brooke Group is a holding company which owns Liggett Group Inc. and has controlling interests in Liggett-Ducat and New Valley Corporation.